As filed with the Securities and Exchange Commission on August 4, 1999.                 Registration No. 33-77030

------------------------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ON
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           Sight Resource Corporation
             (Exact name of registrant as specified in its charter)

           Delaware                                      04-3181524
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                               100 Jeffrey Avenue
                        Holliston, Massachusetts  01746
                                 (508) 429-6916
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              William T. Sullivan
                     Chief Executive Officer and President
                           Sight Resource Corporation
                               100 Jeffrey Avenue
                        Holliston, Massachusetts  01746
                                 (508) 429-6916
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                           Lewis J. Geffen, Esquire
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                             One Financial Center
                          Boston, Massachusetts 02111
                                (617) 542-6000

        Approximate date of commencement of proposed sale to the public:
   As soon as practical after this Registration Statement becomes effective.

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
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.                                                                                              [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest
reinvestment, check the following box.                                                                                       [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                                                                                [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of  the earlier effective registration statement for the same
offering.                                                                                                                    [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.                   [ ]



                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of Each Class of               Amount to be        Proposed Maximum            Proposed Maximum            Amount of
Securities to be Registered          Registered(1)   Offering Price per Share    Aggregate Offering Price    Registration Fee(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value          2,472,100               $6.00                      $14,832,600.00             $4,123.46
===================================================================================================================================
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 (1)  Includes shares of common stock to be issued upon exercise of the
Company's redeemable common stock purchase warrants and an indeterminate number of additional shares of common stock as may from time to time become issuable upon exercise of the redeemable common stock purchase warrants by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416.

 (2) The registration fee was previously paid to the Commission on March 29, 1994.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES
IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                   PROSPECTUS

                  Subject to Completion, dated August 4, 1999


                           SIGHT RESOURCE CORPORATION

                        2,472,100 Shares of Common Stock

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

 .  We have registered up to 2,472,100                              This Investment Involves
    shares of our common stock for issuance                          A High Degree of Risk.
    upon the exercise of our outstanding
    redeemable common stock purchase warrants                         You Should Purchase
    by the holders of such warrants.                                    Shares Only If
                                                                         You Can Afford
 .  We will receive total proceeds of                                   A Complete Loss.
    $14,832,600 if all of the outstanding
    redeemable common stock purchase warrants                         See "Risk Factors"
    are exercised.                                                   Beginning on Page 2.

 Our common stock trades on the Nasdaq National Market under the symbol "VISN."


   On August 3, 1999, the closing sale price of one share of our common stock as quoted on the Nasdaq National Market was $3.938.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

                             __________ ____, 1999

                               PROSPECTUS SUMMARY

       You must also consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus. Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

       Sight Resource manufactures, distributes and sells eyewear and related products and services. As of July 31, 1999 our operations consisted of 130 eye care centers, with four regional optical laboratories and distribution centers, making us one of the fifteen largest providers in the United States' primary eye care industry based upon sales. Our eye care centers operate primarily through our wholly owned subsidiaries under the brand names:

       -  Cambridge Eye Doctors
       -  E.B. Brown Opticians
       -  Eyeglass Emporium
       -  Kent Optical
       -  Shawnee Optical
       -  Vision Plaza
       -  Vision World

       We also provide or, where necessary to comply with applicable law, administer through affiliated practices the business functions of optometrists, ophthalmologists and professional corporations that provide vision related professional services. We administer the business functions of affiliated practices by entering into management agreements with such practices. As of July 31, 1999, we administered the business of three professional corporations through management agreements. In addition, as of July 31, 1999 we operated two laser vision correction or "LVC" centers in association with selected ophthalmic surgical providers.

       We operate four regional optical laboratories and distribution centers. The regional optical laboratories provide complete laboratory services to our eye care centers, including polishing, cutting and edging, tempering, tinting and coating of ophthalmic lenses. The distribution centers provide and maintain an inventory of all accessories and supplies necessary to operate the primary eye care centers in their regions, as well as "ready made" eye care products, including contact lenses and related supplies. The inventory of eyeglass lenses, frames, contact lenses, accessories and supplies is acquired through a number of sources, domestic and foreign. We believe that the regional optical laboratories and distribution centers have the capacity to accommodate additional multi-site eye care centers.

       Our address is Sight Resource Corporation, 100 Jeffrey Avenue, Holliston, Massachusetts 01746, and our telephone number is (508) 429-6916.

                                  RISK FACTORS

       Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to other information in this prospectus.

       We Have Significant Losses and May Never Be Profitable. We have experienced losses in each year of operation since inception in November 1992 and may continue to incur significant operating losses for the foreseeable future. Although we realized a net profit of $173,000 for the three months ended March 27, 1999, our accumulated deficit was $18.1 million at March 27, 1999. For the fiscal year ended December 31, 1998, we incurred a net loss of $985,000. If our losses continue and we are unable to successfully operate our multi-site eye care centers, we may never achieve profitability.

       We May Not Successfully Complete Additional Acquisitions or Integrate and Manage Completed Acquisitions. Since our formation, we have acquired the assets of numerous multi-site eye care centers and their related optometric practices. Our plans for growth and expansion include further acquisitions of the assets of multi-site eye care centers and the practices of eye care professionals (optometrists and ophthalmologists). The success of our growth strategy is dependent, in part, on our ability to integrate and manage acquired operations and to acquire, integrate and manage additional operations. Although we believe that there are opportunities to acquire the assets of small to mid-sized regional multi-site eye care centers and professional eye care practices:

           -  such opportunities may not continue to exist,
           -  we may not be able to identify suitable acquisition candidates,
           -  we may not be able to finance any such acquisitions,
           -  such acquisitions may not be consummated on favorable terms, or
           - if we acquire additional operations, we may not be able to integrate and manage such additional operations successfully.

       In addition, our acquisition strategy will depend upon, among other factors, our ability to effect economies of scale and realize other efficiencies, any or all of which we may not be able to accomplish.

       We Must Use A Complex Organizational Structure to Comply with the Laws, Rules and Regulations of Certain States. The laws, rules and regulations of certain states prohibit us as a corporation from practicing medicine, employing physicians to practice medicine on our behalf, employing optometrists to render optometric services on our behalf and unlawfully rebating or dividing professional fees. These laws, rules and regulations vary significantly from state to state and are enforced with broad discretion. Under the corporate practice of medicine laws, legal ownership of equity in an entity which provides medical services is prohibited and therefore, we use a complex organizational structure through which we manage certain professional corporations without giving us any legal form of ownership in compliance with the applicable laws, rules and regulations of the applicable state. Our complex organizational structure may not always successfully comply with the applicable laws, rules and regulations of any state and the regulatory framework of certain jurisdictions may limit our ability to expand into such jurisdictions if we are unable to modify our operational structure to comply with such regulatory framework.

       We May Be Adversely Affected by Certain Proposed Initiatives. There have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. We believe that such initiatives will continue during the foreseeable future. If adopted, aspects of certain of these previously proposed reforms, such as those relating to further reductions in Medicare and Medicaid payments and additional prohibitions on direct or indirect physician ownership of facilities to which they refer patients, could adversely affect our business.

       If We Do Not Comply With the Anti-Kickback Laws We Could Be Subject to Exclusion From Programs and Penalties. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, the referral of a person or the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare costs. How these provisions apply to many business transactions in the health care industry has not yet been subject to judicial and regulatory interpretation. Our failure to comply with the federal anti-kickback legislation could result in our exclusion from Medicare and Medicaid programs and civil and criminal penalties.

       We believe that, although we receive fees under management services contracts for management services, we are not in a position to make or influence referrals of patients or services reimbursed under Medicare or Medicaid programs to our affiliated practices or to receive such referrals. We intend such service fees to be consistent with fair market value in arm's length transactions for the nature and amount of management services rendered and therefore would not constitute unlawful remuneration under anti-kickback laws and regulations. If we are deemed to be in a position to make, influence or receive referrals from or to physicians, or we are deemed to be a provider under the Medicare or Medicaid programs, we may be subject to liability under federal and state anti-kickback and anti-referral laws.

       If We Do Not Comply With Stark II We Could Be Denied Payment and Subjected to Penalties. Congress has enacted significant prohibitions against physician referrals. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Effective December 31, 1994, Stark II prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The designated health services include prosthetic devices, which under applicable regulations and interpretations include one pair of eyeglasses or contact lenses furnished after cataract surgery and intraocular lenses provided at ambulatory surgery centers. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme." Although we cannot assure you, we do not believe that our current business is governed by Stark I or Stark II. To the extent we are considered to be subject to the prohibitions contained in Stark II for services, we believe our activities fall within the permissible activities defined in Stark II, including without limitation the provision of in-office ancillary services.

       We Face Competition From Larger, More Established Companies. The optical industry is highly competitive and includes chains of retail optical stores, multi-site eye care centers, and a large number of individual opticians, optometrists, and ophthalmologists who provide professional services and/or dispense prescription eyewear. We believe that the principal competitive factors affecting retailers of prescription eyewear are:

          -  location and convenience,
          -  quality and consistency of product and service,
          -  price,
          -  product warranties, and
          -  a broad selection of merchandise.

       In our current regional markets, we face competition from national and regional retail optical chains which, in some cases, have greater financial resources than ours. In particular, we compete to acquire the assets of, and to provide management services to, eye care centers and practices. Several companies, both publicly and privately held, that have established operating histories and greater resources than we do are pursuing the acquisition of the assets of general and specialty practices and the management of such practices. We may not be able to compete effectively with such competitors. In addition, such larger, more established companies are better positioned to compete for managed care contracts because they can provide a broader, more expansive network of coverage both nationally and regionally.

       Our Participation in Managed Care Contracts Exposes Us to Risks. As an increasing percentage of optometric and ophthalmologic patients are coming under the control of managed care entities, we believe that our success will, in part, be dependent upon our ability to negotiate, on behalf of our existing and prospective affiliated practices, contracts with HMOs, employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing or capitated basis by some or all affiliated practices. Under some such agreements, the eye care provider accepts a predetermined payment per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the risk of providing care from the payor to the provider. The proliferation of such contracts in markets we serve could result in greater predictability of revenues, but greater unpredictability of expenses. We may not be able to negotiate, on behalf of our affiliated practices, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than anticipated, operating margins may be reduced or, in the worst case, the contract revenue may not cover the costs of the services provided. As a result, our affiliated practices may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings would have a material adverse affect on our business.

       Safety and Effectiveness of LVC. While laser vision correction has been used commercially since late 1995, concerns with respect to the safety and effectiveness of the performance of LVC procedures with excimer lasers include predictability and stability of results. Potential complications or side effects include:

          -  post-operative pain or discomfort;
          -  double vision;
          - corneal haze during healing (an increase in light scattering properties of the cornea);
          - glare/halos (undesirable visual sensations produced by bright lights);
          -  decrease in contrast sensitivity (diminished vision in low light);
          - temporary increases in intraocular pressure in reaction to post-procedure medication;

          -  modest fluctuations in refractive capabilities during healing;
          - modest decreases in best corrected vision (i.e. with corrective eyewear);
          -  unintended over- or under-corrections;
          -  instability, reversion or regression of effect;
          -  corneal scars (blemishing marks left on the cornea);
          - corneal ulcers (inflammatory or infectious lesions resulting in loss of corneal tissue);
          -  induced astigmatism; and
          - disorders of corneal healing (compromised or weakened immune system or connective tissue disease which causes poor healing).

       Additional complications may be identified, which could have a material adverse effect on the safety or effectiveness of such procedures and/or lead to product liability or other claims against us.

       Competing Technologies May Render LVC Noncompetitive or Obsolete. The medical device and ophthalmic laser industries are characterized by rapid technological changes, including advances in laser and other technologies and the potential new development of alternative surgical techniques or new pharmaceutical products. Laser vision correction for treatment of refractive vision disorders will compete with or supplement other surgical and non-surgical treatments for refractive vision disorders, including existing treatments (such as eyeglasses, contact lenses and corneal implants), as well as with other technologies and surgical techniques currently under development, such as refractive surgery using different types of lasers. Newer technologies, techniques or products could be developed with better performance than the excimer lasers we use, although such new technologies would be subject to the FDA approval process. Medical companies, academic and research institutions and others could develop new therapies, including new medical devices or surgical procedures, for the treatment of refractive vision disorders that could be more medically effective and less expensive than LVC and could potentially render LVC obsolete. The availability of new and better ophthalmic laser technologies and surgical procedures could have a materially adverse impact on our business.

       We May Be Subject to Medical Malpractice Claims. The provision of professional eye care services entails an inherent risk of professional malpractice and other similar claims. We do not influence or control the practice of medicine or optometry by professionals or have responsibility for compliance with certain regulatory and other requirements directly applicable to individual professionals and professional groups. As a result of the relationship between us and our affiliated practices, we may become subject to some professional malpractice actions under various theories. Claims, suits or complaints relating to professional services provided by our affiliated practices may be asserted against us in the future. Similarly, the use of laser systems in our LVC centers may give rise to claims against us by persons alleging injury as a result of the use of such laser systems. We may not be able to purchase medical malpractice insurance, and may not be able to purchase other insurance at reasonable rates, which would protect us against claims arising from the medical practice conducted by providers, including ophthalmologists, at our LVC centers.

       The Loss of Our Chief Executive Officer Could Delay and May Prevent the Achievement of Our Business Objectives. Our Chief Executive Officer, William T. Sullivan, is responsible for the overall direction of our business, including our acquisition strategy. The loss of, and failure to promptly replace, Mr. Sullivan could significantly delay and may prevent the achievement of our business objectives. While we have entered into an employment agreement with Mr. Sullivan, under certain circumstances he may terminate his employment with us.

       Our Management and a Principal Stockholder Own Approximately 23% of Our Outstanding Voting Stock and Could Influence Most Matters Requiring Approval By Our Stockholders. Our directors and officers and one five percent stockholder and their affiliates beneficially own, in the aggregate, shares representing approximately 23% of the combined outstanding shares of our common stock and series B preferred stock. As a result, these stockholders, acting together, could influence significantly and possibly control most matters requiring approval by our stockholders. In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present executive officers, directors and affiliated individuals and entities may be able to control the election of the members of our board of directors. Such a concentration of ownership could affect the liquidity, and have an adverse effect on the price of our common stock, and may have the effect of delaying or preventing an acquisition or change in the control of our company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

       Results of Our Operations Could Result in the Sudden Change in the Value of Our Stock. We have experienced significant volatility in the price of our common stock. Fluctuations in our operating results could have a significant impact on the volatility of our common stock price. During 1998 our stock price has ranged from a high of $5.06 to a low of $1.63 and from January 1, 1999 to July 31, 1999 our stock price has ranged from a high of $4.94 to a low of $2.13. Factors contributing to such volatility include:

          -  results of our operations,
          -  announcements of new acquisitions,
          -  failure to enter into acquisitions,
          -  our funding requirements,
          -  governmental regulation, and
          -  healthcare legislation.

       If the Series B Preferred Stock is Converted or We Issue Additional Shares of Equity Securities, The Value of Those Shares of Common Stock Then Outstanding May Be Diluted. To the extent that we raise additional capital by issuing equity securities at a price or a value per share less than the then current price per share of common stock, the value of the shares of common stock then outstanding will be diluted or reduced. At present we have one significant arrangement to issue additional equity securities which could result in dilution to the present common stockholders. That arrangement involves the issuance of our series B preferred stock, which is convertible into shares of common stock at a price of $3.50 per share. Based on the number of shares of series B preferred stock presently outstanding and the applicable conversion price, we would be required to issue up to 1,452,119 shares of common stock at a price per share that is approximately $.69 less than the last sale price of the common stock on July 30, 1999. We have agreed to register for resale all of the shares of common stock issuable upon conversion of the series B preferred stock. In addition to the shares of common stock issuable upon conversion of the series B preferred stock, a substantial number of shares of common stock are issuable upon the exercise of outstanding warrants and stock options.

       If Our Common Stock is Delisted From the Nasdaq Stock Market, It Would Be More Difficult for Stockholders to Sell Shares of Our Common Stock. In order for our common stock to continue to be listed on the Nasdaq stock market, we must comply with all of Nasdaq's continued listing requirements. If Nasdaq determines that we have violated any of its continued listing requirements, our common stock could be delisted. The issuance and conversion of our series B preferred stock could cause Nasdaq to determine that we have violated up to two of its continued listing requirements. The first of the two applicable Nasdaq rules requires us to comply with the more onerous requirements for initial listing if Nasdaq determines that we have undergone a change in control or a change in financial structure. Depending on the number of shares of common stock issued upon conversion of the series B preferred stock, Nasdaq may deem the issuance of such preferred stock to be a change in control or a change in financial structure and a violation that could result in delisting. The second applicable Nasdaq rule permits Nasdaq to delist a security if it deems it necessary to protect investors and the public interest. Therefore, if Nasdaq determines that the returns on the series B preferred stock are excessive compared with the returns received by the holders of our common stock, and such excess returns are egregious, Nasdaq could delist our common stock.

       We May Issue Additional Shares of Preferred Stock. We have issued 1,452,119 shares of series B preferred stock and reserved for issuance 200,000 shares series A preferred stock. Under our restated certificate of incorporation, we may issue up to an additional 3,347,881 shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing transactions involving a change in our control without further action by the stockholders. We have no present plans to issue any additional shares of preferred stock.

       Certain Anti-Takeover Provisions in Our Charter Could Reduce the Value of Our Common Stock. Our restated certificate of incorporation and by-laws contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Sight Resource, including:

         - the classification of our board of directors into three classes, each class being elected for three-year terms,

         - the potential additional issuance of up to 3,347,881 shares of preferred stock without stockholder approval and upon such terms as our board of directors may determine,

         - the requirement that, for nominations for our board of directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, notice thereof generally must be delivered by a stockholder not less than 60 nor more than 90 days prior to the annual meeting, and

         - the creation of a shareholder rights plan that would be triggered if a person or group of related persons acquired or announced an intention to acquire beneficial ownership of 15% or more of our outstanding common stock.

       Such provisions could limit the price that certain investors might be willing to pay in the future for our common stock. Certain of such provisions allows our board of directors to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions.

       We May Need Additional Capital in the Future. We have incurred and anticipate that we will continue to incur substantial acquisition, capital and operating expenses and that we will be required to make substantial cash disbursements, including expenses and disbursements related to acquisitions, marketing, additional personnel and business development. These expenses may result in continuing operating losses until such time, if ever, that we are able to attain adequate revenue levels. Even if we generate a positive cash flow from operations, we may require substantial capital to establish additional eye care centers or LVC centers or to otherwise fund our operations. Such additional capital may not be available when needed or on acceptable terms. We may need to seek additional capital through public or private sales of our securities, including equity securities. Insufficient funds may delay, scale back or eliminate certain or all of our operations and development activities.

       Our Computer System Could Fail When the Year Changes to 2000. The "Year 2000" issue refers to the inability of certain computer systems, as well as certain hardware and equipment containing embedded microprocessors with date sensitive data, to accurately recognize dates commencing on or after January 1, 2000, which has the potential to affect the operation of these systems adversely and materially. We have identified four phases in our Year 2000 compliance efforts:

           -  discovery,
           -  assessment,
           -  remediation and
           -  applicable testing and verification.

       We have completed our assessment of critical internal systems which include customer service, customer order entry, lab operations, purchasing and financial situations. We have surveyed, by written questionnaire, our principal vendors, customers and others on whom we rely to assure that their systems will be Year 2000 compliant, and that they will be able to continue their business with us without interruption. We identified that some early versions of the software used in two of our regional optical laboratories is not Year 2000 compliant. However, Year 2000 compliant upgraded versions of that same software are available and we plan to upgrade such software by the end of the third quarter of 1999.

       We have substantially completed the remediation phase of our critical internal systems and we plan to complete the applicable testing and verification phase by the end of the third quarter of 1999, however any or all of our systems may not be or become Year 2000 compliant. We have drafted a contingency plan in the event normal operations are interrupted as a result of Year 2000 issues. Certain precautionary measures are considered in the contingency plan, including restricting vacation schedules in January, 2000, increasing inventory levels and manually processing key financial documents and other operations. Contingency plan testing will be completed by the end of the third quarter of 1999. We estimate our costs to become Year 2000 compliant will be approximately $75,000, however, the ultimate costs required to address the Year 2000 issue may exceed such amount.

       We currently believe that our most reasonably likely worst case Year 2000 scenario would relate to problems with systems of third parties which could create great risks with infrastructure, including water and sewer services, electricity, transportation, telecommunications and critical supplies, or raw materials and spare parts. Our ability to eliminate or control these potential third party problems is limited. Therefore, contingency plans are limited to ensuring that store operations, eye examinations and optical laboratory operations can be performed manually, if necessary. The impact of any failure to achieve substantial Year 2000 compliance may have a material adverse effect on our business.

       Warrantholders May Suffer An Adverse Effect If We Redeem the Warrants. We can redeem our outstanding warrants upon 30 days' prior written notice, for $.05 per warrant, provided certain specified market conditions are met. We may choose to redeem the warrants for $.05 per warrant rather than incur the cost of keeping a registration statement current with the SEC for the shares of common stock underlying the warrants. By redeeming the warrants we could force the holders:

           - to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so,

           - to sell the warrants at the then current market price when they might otherwise wish to hold the warrants for possible additional appreciation, or

           - to accept the redemption price, which is likely to be substantially less that the market value of the warrants at the time of redemption.

       Any holder who does not exercise his warrants prior to their expiration or redemption, as the case may be, will forfeit his right to purchase the shares of common stock underlying the warrants.

                         WHERE TO FIND MORE INFORMATION

       We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

       This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have issued all of the shares of common stock. The documents we are incorporating by reference are:

       - Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999;

       -  Definitive Proxy Statement, filed on April 15, 1999;

       -  Current Report on Form 8-K, filed on May 6, 1999;

       -  Amendment to Current Report on Form 8-K/A, filed on July 6, 1999;

       - Quarterly Report on Form 10-Q, for the quarter ended March 27, 1999, filed on May 11, 1999; and

       - The description of the common stock contained in our Registration Statement on Form 8-A (File No. 000-21068) filed with the SEC on December 31, 1992, including any amendments or reports filed for the purpose of updating such description.

       You may request a copy of these filings at no cost by writing or telephoning our chief financial officer at the following address and number:

            Sight Resource Corporation
            100 Jeffrey Avenue
            Holliston, Massachusetts   01746
            (508) 429-6916

       This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference provided in this prospectus and the Registration Statement.

                           FORWARD LOOKING STATEMENTS

       We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations and embody statements in which we use words such as "expect," "anticipate, " "intend," "plan," "believe," "estimate," or similar expressions.

       Forward-looking statements necessarily involve risks and uncertainties, including those set forth in the Risk Factors section and elsewhere in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. The factors set forth in the Risk Factors sections and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                USE OF PROCEEDS


       We would receive approximately $14,787,600 in net proceeds if all of the warrants were exercised. We currently intend to use the net proceeds from such exercises to purchase inventory, finance account receivables, expand facilities, fund acquisitions, reduce outstanding debt and for other working capital and general corporate purposes. Depending on our circumstances at the time any or all of the net proceeds from such warrant exercises become available, if at all, we reserve the right to use such net proceeds for purposes other than those set forth above.

                                DIVIDEND POLICY

       We have never declared or paid dividends on our common stock. We presently intend to retain earnings for use in our business and therefore we do not intend to declare or pay such dividends in the foreseeable future. Our current long-term debt agreements prohibit the payment of cash dividends.

                              PLAN OF DISTRIBUTION

       The shares of common stock issuable upon exercise of the warrants are being offered directly by us pursuant to the terms of the warrants. No underwriter is being utilized in connection with the offering of the shares underlying the warrants.

       In order to facilitate the exercise of the warrants, we will furnish, at our expense, such number of copies of this Prospectus to each recordholder of the warrants as the holder may request, together with instructions that such copies be delivered to the beneficial owners thereof.

       In connection with the public offering of the warrants in 1994, we agreed with the underwriter to indemnify each other against certain liabilities in connection with such public offering and this offering of warrants, including liabilities under the Securities Act. We agreed with the underwriter to provide for reciprocal indemnification between us and the underwriter as to certain liabilities arising under the Securities Act, the Exchange Act or other federal, state or statutory laws or regulations, at common law or otherwise, based on any untrue statement or alleged untrue statement of material fact contained in the registration statement relating to the public offering and its attendant documents. As to these bases for liability, we agreed with the underwriter to reciprocally indemnify and hold each other harmless, and to reimburse for legal or other expenses reasonably incurred, in connection with any losses, claims, damages, liability or actions incurred in connection with investigating, preparing or defending against any litigation or claims whatsoever, and any and all accounts paid in settlement of any claim or litigation. In the opinion of the Securities and Exchange Commission, any indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are against public policy as expressed in the Securities Act and are, therefore, unenforceable.


       The exercise price and other terms of the warrants were determined by negotiations between us and the underwriter and may not necessarily bear any relationship to our assets, results of operations or other generally accepted criteria of value. Among the factors considered in such negotiations were:

       -  then prevailing market conditions,
       - the results of our operations in periods immediately preceding the negotiations,
       - the market capitalizations and stages of development of other companies that together with the underwriter we believed to be comparable to us,
       -  estimates of our business potential,
       -  the state of our development at the time of the negotiations, and
       -  other factors deemed to be relevant.

                                 LEGAL MATTERS

       Certain legal matters in connection with the legality of the common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mr. Irwin M. Heller and Mr. Lewis J. Geffen, each of whom is a member of such firm, owns 15,000 and 4,700 shares of common stock, respectively.

                                    EXPERTS

       The consolidated financial statements and schedules of Sight Resource Corporation as of December 31, 1998 and 1997, and for each of the three years in the three-year period ended December 31, 1998 have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

=========================================================      ==============================================================

    You should rely only on the information contained in
this prospectus.  We have not authorized anyone to
provide you with information different from that                                  Sight Resource Corporation
contained in this prospectus.  The information
contained in this prospectus is accurate only as of
_________, 1999.  You should not assume that this                                     2,472,100 shares of
prospectus is accurate as of any other date.                                             Common Stock
                                                                                  ($.01 par value per share)


                                                                                       ________________

                                                                                          PROSPECTUS
                                                                                       ________________
          TABLE OF CONTENTS
                                                      Page
                                                      ----
Prospectus Summary.............................         1
The Company....................................         1
Risk Factors...................................         2
Where to Find More Information.................        10
Incorporation of Documents by Reference........        10
Forward Looking Statements.....................        11
Use of Proceeds................................        11
Dividend Policy................................        11
Plan of Distribution...........................        12
Legal Matters..................................        13
Experts........................................        13


                                                                                       ________, 1999

=========================================================      ==============================================================

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered.


      Item                                                            Amount
      ----                                                            ------
      SEC registration fee......................................    $ 4,123.46
      Nasdaq listing fee........................................     17,500.00
      Legal fees and expenses...................................     15,000.00
      Accounting fees and expenses..............................      5,000.00
      Printing and filing expenses..............................      2,000.00
      Miscellaneous fees and expenses...........................      1,376.54
                                                                    ----------
      Total.....................................................    $45,000.00
                                                                    ==========


Item 15.  Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

     The Certificate of Incorporation, as amended, and By-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16.  Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit
Number            Description
------            -----------

 (4.1) Article 4 of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 File No. 33-56668)

 (4.2) Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 File No. 33-56668)

 (4.3) Warrant Agreement dated August 24, 1994 between the Registrant and American Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 4.5 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form S-1 File No. 33-77030)

 (4.4)       Form of Redeemable Warrant Certificate (included in 4.3 above)

 (4.5) Form of Class I (Mirror) Warrants (incorporated herein by reference to Exhibit 4.2 of the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 1997)

 (4.6)       Form of Class II Warrants (incorporated herein by reference to
             Exhibit 4.3 of the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 1997)

 (5.1) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality

 (23.1)      Consent of KPMG LLP

 (23.2)     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
            Exhibit 5.1)

 (24.1)     Power of Attorney (included on signature page)


Item 17.   Undertakings

           (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (d)    The undersigned Registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holliston and Commonwealth of Massachusetts on the 2nd day of August, 1999.

                                      SIGHT RESOURCE CORPORATION

                                      By: /s/ William T. Sullivan
                                         ----------------------------
                                         William T. Sullivan
                                         Chief Executive Officer and President

                               POWER OF ATTORNEY

       The registrant and each person whose signature appears below constitutes and appoints William T. Sullivan and James W. Norton and each of them singly, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registrant's Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                                           Title                                           Date
    ---------                                           -----                                           ----
 /s/ William T. Sullivan
-----------------------------------
William T. Sullivan                     President, Chief Executive Officer and
                                        Director (Principal Executive Officer)                  August 2, 1999
 /s/ William G. McLendon
-----------------------------------
William G. McLendon                     Chairman of the Board of Directors                      August 2, 1999

 /s/ Stephen M. Blinn
-----------------------------------
Stephen M. Blinn                        Director                                                August 2, 1999

 /s/ Richard G. Darman
-----------------------------------
Richard G. Darman                       Director                                                August 2, 1999

 /s/ Gary Jacobson, M.D.
-----------------------------------
Gary Jacobson, M.D.                     Director                                                August 3, 1999

 /s/ J. Mitchell Reese
-----------------------------------
J. Mitchell Reese                       Director                                                August 2, 1999


-----------------------------------
Russell E. Taskey                       Director                                                August   , 1999
                                                                                                      ---
/s/ George B. Clairmont
-----------------------------------
George B. Clairmont                     Director                                                August 2, 1999

 /s/ Christian E. Callsen
-----------------------------------
Christian E. Callsen                    Director                                                August 2, 1999

 /s/ James W. Norton
-----------------------------------
James W. Norton                         Chief Financial Officer (Principal Financial
                                        and Accounting Officer)                                 August 2, 1999



                                 EXHIBIT INDEX
Exhibit
Number                      Exhibit
------                      -------

(4.1) Article 4 of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 File No. 33-56668)

(4.2)    Form of Common Stock Certificate (incorporated herein by reference to
         Exhibit 4.2 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form SB-2 File No. 33-56668)

(4.3) Warrant Agreement dated August 24, 1994 between the Registrant and American Stock Transfer and Trust Company (incorporated herein by reference to Exhibit 4.5 of the Company's Registration Statement filed with the Securities and Exchange Commission on Form S-1 File No. 33-77030)

(4.4)    Form of Redeemable Warrant Certificate (included in 4.3 above)

(4.5)    Form of Class I (Mirror) Warrants (incorporated herein by reference to
         Exhibit 4.2 of the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 1997)

(4.6)    Form of Class II Warrants (incorporated herein by reference to Exhibit
         4.3 of the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 1997)

(5.1) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality

(23.1)   Consent of KPMG LLP

(23.2)   Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)

(24.1)   Power of Attorney (included on signature page)